As filed with the Securities and Exchange Commission on December 6, 1997

                                                      Registration No.:

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                            SIRCO INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

            New York                                       13-2511270
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                       Identification Number)

                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                   JOEL DUPRE
                Chairman of the Board and Chief Executive Officer
                            Sirco International Corp.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                              Eric M. Hellige, Esq.
                         Pryor, Cashman, Sherman & Flynn
                                 410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100

         Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            -------------------------

                                          Calculation Of Registration Fee

                                                                 Proposed         Proposed
                                                                  Maximum          Maximum
                                                                 Offering         Aggregate
     Title of Each Class of                  Amount to           Price Per        Offering          Amount of
   Securities to be Registered             be Registered          Share*           Price*        Registration Fee
   ---------------------------             -------------          ------           ------        ----------------
Common Stock, $.01 par value              425,000 shares          $3.50         $1,487,500            $513

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* Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee (based on the closing price per share of the Registrant's Common Stock as reported on the NASDAQ Small Cap market on November 25, 1997.)


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED DECEMBER 1, 1997


PROSPECTUS

                                 425,000 Shares

                            SIRCO INTERNATIONAL CORP.

                                  Common Stock
                              ---------------------

         This Prospectus relates to the offering and resale by the Shareholder named herein (the "Selling Shareholder") of up to 425,000 shares of common stock, par value $.10 per share (the "Common Stock"), of Sirco International Corp. (the "Company"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder. The Common Stock is traded on the NASDAQ Small Cap market under the symbol "SIRC." The last reported high and low trade prices for the Common Stock on November 21, 1997, were $3.875 and $4.1875 per share, respectively.

         The sale of Common Stock by the Selling Shareholder may be sold from time to time directly or by pledgees, donees, transferees or other successors in interest in the over-the-counter market, or on any stock exchange on which shares of Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of distribution, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The aggregate proceeds to the Selling Shareholder from the sale of the shares of Common Stock offered hereby will be the purchase price of the shares of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock, except for selling commissions associated with the sale of such shares, all of which will be paid by the Selling Shareholder.


                 SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS


   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
--------------------------------------------------------------------------------
     EXCHANGE COMMISSION OR ANY STATE SECURITIES AND COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
             PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
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                  The date of this Prospectus is ______, 1997.


         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission, can be inspected and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400,

Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov.

         The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996;

         (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997 and August 31, 1997;

         (3)      The  Company's  Current  Report on Form 8-K dated  October 22,
                  1997; and

         (4)      The Company's Proxy Statement dated May 12, 1997.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the securities offered hereby to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Paul Riss, Chief Financial Officer of the Company, 24 Richmond Hill Avenue, Stamford, Connecticut 06901 (telephone number:
(203) 359-4100).

                                   THE COMPANY

         The Company designs, manufacturers and markets a broad line of soft luggage, sports bags, backpacks, children's bags, tote bags and related products. The Company's strategy is to produce a diverse line of high quality, fashionable products at competitive prices. The Company believes its ability to merchandise high quality products is facilitated by its creative design, manufacturing and sourcing capabilities.

         The Company sells its products under many trade names, including "Cross Trainer," "Sirco Kids," and "Mondo," all of which are registered. In addition, the Company sells its products under certain trademarked names licensed from others, including "Cherokee," "Dunlop," "Generra," "Gold's Gym," "Hedgren," "Koosh," "Perry Ellis" and "Skechers". The Company also designs and manufactures soft luggage and sports bags on a contract basis for unaffiliated retailers.

         Virtually all of the Company's products are manufactured by foreign suppliers in accordance with the Company's design specifications. During the first nine months of fiscal 1997 and the fiscal year ended November 30, 1996, approximately 65% and 64%, respectively, of the Company's products were manufactured in the People's Republic of China. The primary markets for the Company's products are the United States and Canada.

         The Company sells its products primarily to large national retail chain stores, including Target, Sears, Kmart and Wal-Mart, and to regional discount store chains, such as ShopKo, Bradlees and Caldor. The Company also sells to department stores and other specialty stores, including J.C. Penney, Bloomingdale's, and Mervyn's, and to apparel chain stores, such as TJ Maxx/Marshall's and Ross Stores. The Company also sells its products to sporting goods retailers, such as The Sports Authority, and to warehouse clubs, such as Price Costco. The loss by the Company of several of these customers would have an adverse effect on the Company's profitability. However, the Company believes that these customers, if lost, could be partially, if not completely, replaced by others.

         During the nine months ended August 31, 1997 and the fiscal years ended November 30, 1996, 1995 and 1994, sales to Target represented approximately 27%, 19%, 25% and 22%, respectively, of net sales. Sales to Kmart represented approximately 18% and 11% of net sales in the nine months ended August 31, 1997 and in fiscal 1996. Furthermore, in the nine months ended August 31, 1997, sales to Marmaxx represented approximately 16% of net sales.

         The Company currently maintains showrooms in New York City and Ontario, Canada. The Company solicits business directly from its customers, using the services of both full-time sales persons and independent sales representatives. The independent sales representatives represent a number of manufacturers or wholesalers other than the Company, and are compensated on a commission basis, typically pursuant to the terms of a non-exclusive sales representative contract. The Company fills orders on the terms and conditions of standard purchase orders it receives from customers.

         After extensive negotiations with FILA Sport S.p.A. ("FILA"), in February 1996, the Company and FILA entered into an agreement pursuant to which the Company ceased shipping FILA product under a non-exclusive license with FILA during fiscal 1996. Net sales of the FILA product for the fiscal years ended November 30, 1996, 1995 and 1994 were approximately $8,584,000 (including approximately $482,000 sold to FILA), $5,314,000, and $1,357,000, respectively, or 30.9%, 21.4% and 4.9%, respectively, of the Company's total net sales. The loss of the ability to sell products bearing the FILA trademark had an adverse effect on the Company's results of operations through the fiscal quarter ending August 31, 1997 and will have an adverse impact on the Company's results of operations for the fiscal quarter ending November 30, 1997. While the Company originally expected that a significant portion of the net sales of FILA product would be replaced by sales of products bearing the "Perry Ellis," "Skechers" or "Hedgren" labels, sales of such products to the Company's retail customers have been significantly slower than anticipated. The Company started shipping product under these licenses in the fourth quarter of fiscal 1996 and has recorded net sales of approximately $3,421,000 since the inception of these licenses. As discussed below, the Company is in discussions to terminate its license for the "Skechers" trademark. Future net sales will be negatively impacted if sales of products bearing the "Perry Ellis" or "Hedgren" labels or sales under the Company's other existing licenses do not grow to the sales volume levels reached for the Company's FILA products.

         During fiscal 1996, the Company received notification from Airway Industries Inc. ("Airway") that Airway would not renew its license agreement with the Company pursuant to which Sirco International (Canada) Limited, the Company's Canadian subsidiary ("Sirco Canada"), was granted an exclusive license to sell in Canada, luggage and luggage related products under the trade names "Atlantic" and "Oleg Cassini" through December 31, 1996. During the fiscal years ended November 30, 1996, 1995 and 1994, sales of Atlantic product approximated $5,782,000, $3,571,000, and $1,190,000, respectively, which represented approximately 20.8%, 14.4% and 4.3%, respectively, of the Company's total net sales for those periods, and approximately 95.4%, 97.6% and 85.2%, respectively, of the total net sales of Sirco Canada for those periods. Sirco Canada earned approximately $434,000 and $269,000 in the fiscal years ended November 30, 1996 and 1995, respectively, and had a net loss of approximately $122,000 in the fiscal year ended November 30, 1994. In addition, following receipt of notification from Airway and Douglas Turner, then the President of Sirco Canada and a Director of the Company, that Airway and Mr. Turner had mutually agreed to Airway's future employment of Mr. Turner in its efforts to distribute directly its products in Canada, the Company terminated its employment of Mr. Turner in September 1996.

         The Company believes that the loss of the Airway license agreement had an adverse effect on the Company's results of operations for the nine months ended August 31, 1997, and will have an adverse effect on the Company's results of operations for the fiscal year ending November 30, 1997 and throughout the fiscal year ending November 30, 1998. However, the Company has made a significant reduction in the fixed overhead of Sirco Canada, and in December 1996, leased substantially all of its warehouse to three tenants, and hired a new president. The Company believes that the sales in Canada of the Atlantic product can be replaced over the next two years by sales of other licensed products, including products bearing the "Perry Ellis" and "Hedgren" names or logos.

         The Company is in discussions to terminate its license for the "Skechers" tradename and in November 1997 received notification from the licenser of the "Cherokee" tradename that such license will not be renewed following the termination of such license on December 31, 1997. From September 1995, when the Company obtained its Skechers license, to October 31, 1997, the Company generated net sales of products bearing the Skechers name or logo of approximately $300,000, which sales were significantly less than the net sales that were anticipated for such products. Net sales of products bearing the Cherokee name or logo for the nine months ended August 31, 1997 and the fiscal years ended November 30, 1996, 1995 and 1994 were approximately $773,000, $1,067,000, $1,059,000 and $1,038,000, respectively, or 6.3%, 3.8%, 4.3% and
3.8%, respectively, of the Company's total net sales. The Company is currently pursuing licenses of other tradenames or trademarks that it believes will have acceptance in the marketplace.

         The Company has not declared any cash dividends during the past fiscal year with respect to the Common Stock. The declaration by the Company of any cash dividends in the future will depend upon the determination of the Company's Board of Directors as to whether, in light of the Company's earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. The Company's current financing arrangements contain certain restrictions regarding the payment of dividends.

         The Company was incorporated under the laws of New York on July 22, 1964. The executive offices of the Company are located at 24 Richmond Hill Avenue, Stamford, Connecticut 06901, and its telephone number at that address is
(203) 359-4100.

                                  RISK FACTORS

         The purchase of the Company's Common Stock involves a high degree of risk, including, but not necessarily limited to, the risks described below:

         Reliance on License Agreements; Recent Termination of Material Licenses and Possible Termination of Existing Licenses. Sales of licensed products accounted for approximately 67%, 83%, 65% and 49% of the Company's net sales during the first nine months of fiscal 1997 and during fiscal 1996, 1995 and 1994, respectively. Sales of products developed and sold under the Company's license from FILA accounted for approximately 30.9%, 21.4% and 4.9% of the Company's total net sales in fiscal 1996, 1995 and 1994, respectively. Sales of products developed and sold under the Company's license from Airway Industries Inc. ("Airway") accounted for approximately 20.8%, 14.4% and 4.3% of the Company's' total net sales in fiscal 1996, 1995 and 1994, respectively. The Company's licenses with FILA and Airway were terminated in 1996. Primarily as a result of the termination of the FILA and Airway licenses, the Company's net sales for the fourth quarter of fiscal 1996 and the first three quarters of fiscal 1997 declined by approximately $934,000 and approximately $9,782,000, respectively when compared to the same prior year fiscal periods, which had a material adverse effect on the Company's results of operations for those periods. See "The Company." Although, during fiscal 1996, the Company entered into new license agreements to develop and sell products bearing the "Perry Ellis," "Skechers" and "Hedgren" names and logos, due to lower than expected sales volume, the Company is in discussions to terminate its Skechers license, and there can be no assurance that the Company will be able successfully to develop and sell products under its Perry Ellis and Hedgren licenses in sufficient quantity to replace the product sales under the Company's former FILA and Airway licenses. In addition, there can be no assurance that the Company will be able to procure new license agreements or renew existing license agreements on commercially reasonable terms, or that existing licenses will not be terminated. The Company's license agreements limit both the products that can be manufactured thereunder and the territory and market in which such products may be marketed. Certain of the Company's license agreements require licensor approval before merger, reorganization, certain management changes or assignment of the license, which restrictions could affect the growth of the Company. In addition, the Company's licensors typically have the right to approve, in their sole discretion, the products developed by the Company and the third party manufacturers of such product. Obtaining such approval may be time consuming and could adversely affect the timing of the introduction of new products.

         Adversely Changing Consumer Preferences; New Product Introductions. As a result of changing consumer preferences, some of the Company's products may be successfully marketed for only one or two years. There can be no assurance that any of the Company's products or any of the Company's product lines will continue to be popular. The Company has recently introduced its "Perry Ellis," "Koosh" and "Hedgren" product lines. There can be no assurance that any of these new product lines will be successful or that any new products or product lines will be successful. The Company's products compete with other similar products for retail shelf space. There can be no assurance that shelf space in retail stores will be available to support the Company's existing products or the expansion of the Company's products and product lines.

         Dependence on Key Personnel. The Company's future success will be highly dependent on the continued efforts of Joel Dupre, Chairman of the Board and Chief Executive Officer of the Company. The Company has no employment agreement or noncompete agreement with Mr. Dupre nor key-man life insurance on the life of Mr. Dupre. The loss of the services of Mr. Dupre could have a material adverse effect upon the Company. The Company's success is also dependent upon its ability to retain its key management, sales, marketing and product development personnel and to attract other personnel to satisfy the Company's needs. There can be no assurance that the Company will be successful in retaining and attracting such personnel.

         Dependence on Third Party Manufacturers; No Long-Term Contracts; International Relations. To date, substantially all of the Company's products have been manufactured by third parties in The People's Republic of China, the Philippines, Taiwan and Thailand. During the first nine months of fiscal 1997 and the fiscal year ended November 30, 1996, approximately 65% and 64%, respectively of the Company's products were manufactured in The People's Republic of China. The Company does not have long-term contracts with any of these manufacturers. Although the Company believes that it could arrange alternate sources of manufacturing if the need arose, the Company has made no plans for securing alternate sources in the event its present arrangements with any of its existing manufacturers prove impossible to maintain, and there can be no assurance that there would be sufficient alternate manufacturing facilities to meet the increased demand for production which would likely result from a disruption of manufacturing sources in China or any other foreign country. Furthermore, such a shift to alternate facilities, if available, would likely result in increased manufacturing costs and may subject the Company's products to additional and/or higher quotas, duties, tariffs or other restrictions.

         Foreign manufacturing is generally subject to risks such as transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies, restrictions on the transfer of funds and fluctuations of the United States Dollar against foreign currencies. While the Company to date has not experienced any material adverse effects due to foreign manufacturing, there can be no assurances that such events will not occur in the future. The occurrence of any such event, particularly one affecting the Company's business with Chinese manufacturers, would have a material adverse effect on the Company.

         Competition. The luggage, sport bag and backpack industry is highly competitive. Many of the Company's competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than the Company. In addition, the luggage, sport bag and backpack industry has nominal barriers to entry. Competition is based primarily on the ability to design and develop new products, procure licenses for popular characters and trademarks, and successfully market products. Many of the Company's competitors, including certain of the Company's licensors, offer similar products or alternatives to the Company's products. The Company has not in the past and does not in the immediate future plan to devote any material amount of its capital resources to advertising. There can be no assurance that the Company will be able to continue to compete effectively in this marketplace.

         Dividend Policy; No Dividend Payments in Near Future. For the foreseeable future, the Company expects to retain earnings to finance the expansion and development of its business. Any future payment of cash dividends will be within the discretion of the Company's Board of Directors, which is controlled by the present shareholders, and will depend, among other factors, on the earnings, capital requirements, operating and financial condition of the Company and other relevant factors, and compliance with various financing covenants to which the Company is or may become a party. At present, the Company is party to a credit facility with Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), that prohibits the payment of dividends without the prior consent of Coast. See "Item 5. Market for the Company's Common Equity and Related Stockholder Matters" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, which is incorporated by reference herein.

         Reliance on Customers and Retailers for Sales and Distribution. The Company sells and distributes its products principally through large national retail chain stores, regional discount store chains, department and specialty stores. There can be no assurance that the Company will be successful in maintaining its existing arrangements with its customers or in entering into arrangements with additional customers. A loss of several of these customers could adversely effect the Company's profitability. During the nine months ended August 31, 1997 and the fiscal years ended November 30, 1996, 1995 and 1994, sales to Target represented approximately 27%, 19%, 25% and 22%, respectively, of net sales. Sales to Kmart represented approximately 18% and 11% of net sales in the nine months ended August 31, 1997 and in fiscal 1996, respectively. Furthermore, in the nine months ended August 31, 1997, sales to Marmaxx represented approximately 16% of net sales. The loss of any of these customers could have a material adverse effect on the Company's business and results of operations.

         Limited Public Market and Possibility Volatility of Stock Price. Although there is a public market for the Common Stock, at November 15, 1997, only approximately 2,509,000 shares of the Common Stock were beneficially owned by shareholders that were not affiliates of the Company, of which 425,000 shares held by the Selling Shareholder are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. As a result, the market for the Common Stock is thinly traded, and the trading prices of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their performance, and may adversely affect the market price for the Common Stock.

         Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of New York Law. The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock of the Company ("Preferred Stock") in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by shareholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate activities, could have the effect of making it more difficult for a third party to acquire control of the Company. Further, certain anti-takeover provisions of New York law could delay or make more difficult a change of control of the Company. While such provisions are intended to enable the Board of Directors to maximize shareholder value, they may have the effect of discouraging takeovers that could be in the best interest of certain shareholders. There can be no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future. In addition, the Company's charter provides that its directors shall not be personally liable to the Company or its shareholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by New York law.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholder. The Company will not receive any part of the proceeds from the sale of the Common Stock by the Selling Shareholder.

                               SELLING SHAREHOLDER

         CLEC Holding Corp., a New Jersey corporation (the "Selling Shareholder"), acquired the 425,000 shares of Common Stock to be sold hereunder from the Company on October 22, 1997 pursuant to a Stock Purchase Agreement dated October 22, 1997 (the "Purchase Agreement") between the Company and the Selling Shareholder. Pursuant to the Purchase Agreement, the Selling Shareholder issued to the Company 3,000,000 shares of common stock of the Selling Shareholder in consideration for such shares of Common Stock. Pursuant to the Purchase Agreement, the Selling Shareholder granted the Company the right to nominate one director to the Board of Directors of the Selling Shareholder. The

Company expects to nominate Paul Riss, its Chief Financial Officer and a director of the Company, as its representative to the Board of Directors of the Selling Shareholder. The Selling Shareholder has advised the Company that it intends to grant to the Company's nominee to the Board of Directors of the Selling Shareholder, as well as its other non-affiliated directors, three-year options to purchase up to 100,000 shares of common stock of the Selling Shareholder with an exercise price of $1.00 per share.

         Prior to the transactions contemplated by the Purchase Agreement, the Selling Shareholder owned no shares of Common Stock or other securities of the Company, and was not otherwise affiliated with, and did not have any material relationship with, the Company or any of its affiliates, except that on September 10, 1997, the Selling Shareholder borrowed from Joel Dupre, Chairman of the Board and Chief Executive Officer of the Company, $150,000 under a promissory note that matured on November 10, 1997 and bore interest at the rate of 12% per annum. At maturity, Mr. Dupre converted the promissory note plus accrued interest into 306,000 shares of common stock of the Selling Shareholder. In addition, Mr. Dupre was granted five-year options to purchase up to 150,000 shares of common stock of the Selling Shareholder at $1.20 per share. Of the $150,000 originally loaned by Mr. Dupre to the Selling Shareholder, Mr. Dupre borrowed $100,000 from Joseph Takada, a shareholder of the Company and the Managing Director of Ideal Pacific Ltd., the Company's manufacturing agent in Hong Kong, and $50,000 from Albert Cheng, a shareholder of the Company and the President of Constellation Enterprise Co., Ltd., a supplier of certain of the Company's luggage and backpack products.

         At November 15, 1997, the 425,000 shares of Common Stock to be sold hereunder represented approximately 9.91% of the outstanding shares of Common Stock. The Company has been informed by the Selling Shareholder that the Selling Shareholder may sell all or part of its shares of Common Stock pursuant to this Prospectus, and that the offering of shares of Common Stock hereunder is not being underwritten on a firm commitment basis. As a result, no estimates can be given as to the number and percentage of shares of Common Stock that will be held by the Selling Shareholder upon termination of the offering made by this Prospectus.

                              PLAN OF DISTRIBUTION

         The sale of Common Stock by the Selling Shareholder may be sold from time to time directly or by pledgees, donees, transferees or other successors in interest in the over-the-counter market, or on any stock exchange on which shares of Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of distribution, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholder and any broker-dealers acting in connection with the sale of shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of Common Stock as principals may be deemed underwriting compensation under the Securities Act.

         Upon the Company being notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of the Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Shareholder reserves the sole right to accept and, together with any agent of the Selling Shareholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The Selling Shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

         Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the shares of Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market-making activities with respect to such shares of Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholder or any such other person. All of the foregoing may affect the marketability of the Common Stock and the broker's' and dealers' ability to engage in market-marking activities with respect to the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock hereby, estimated to be approximately $16,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share. At November 15, 1997, 4,289,400 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

         Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to Shareholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has not declared any cash dividends during the past fiscal year with respect to its Common Stock. The declaration by the Company of any cash dividends in the future will depend upon the determination of the Company's Board of Directors as to whether, in light of the Company's earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so.

         If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

         The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the shareholders. Directors of the Company are elected by a plurality of the votes cast at a meeting of shareholders. The Common Stock does not have cumulative voting rights; therefore, the holders of a majority of the outstanding shares of Common Stock can elect all directors of the Company. In general, shareholders action other than the election of directors must be authorized by a majority of the votes cast at a meeting of shareholders. However, the Business Corporation Law of the State of New York (the "BCL") provides that certain extraordinary matters, such as a merger or consolidation in which the Company is a constituent corporation, a sale or other disposition of all or substantially all of the Company's assets, and the dissolution of the Company, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to the Company's Certificate of Incorporation require the vote of the holders of a majority of all outstanding voting shares.

         Under the Company's Certificate of Incorporation, as amended, shares of Preferred Stock can be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of Preferred Stock without shareholder approval. The Company has no present plans, arrangements, commitments or understandings regarding the issuance of any shares of Preferred Stock.

         The Board of Directors is able to issue authorized and unissued shares of one or more new series of Preferred Stock with such voting, conversion, liquidation, redemption and other rights as the Board determines in its sole discretion without further shareholder action. Any issuance of shares of Preferred Stock could have the effect of diluting the earnings per share and book value of existing shares of Common Stock. Because the Board of Directors has the authority to fix the voting rights to be accorded to any series of Preferred Stock, the holders of shares of a new series of Preferred Stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of Preferred Stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition, to those of the Common Stock.

         Although the Company currently has no such intention, authorized but unissued shares of Preferred Stock could be used to make more difficult a change in control of the Company. Any issuance of shares of Preferred Stock could dilute the stock ownership of persons seeking to gain control of the Company. Shares of a new series of Preferred Stock could also be convertible into a large number of shares of Common Stock or have other terms which might make more difficult or costly the acquisition of a controlling interest in the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of the Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of the Company.

         The registrar and transfer agent for the Company's Common Stock is Registrar and Transfer Company.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York.

                                     EXPERTS

         The consolidated balance sheets of the Company as of November 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended appearing in the Company's Annual Report on Form 10-K for the years ended November 30, 1996 and 1995, have been audited by Nussbaum Yates & Wolpow, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of Deloitte & Touche, Chartered Accountants. The consolidated statements of operations, stockholders' equity and cash flows of Sirco International Corp. and subsidiaries for the year ended November 30, 1994 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of Deloitte & Touche, Chartered Accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------

      No dealer, sales representative, or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                 ---------------


                                TABLE OF CONTENTS

                                         Page

Available Information..........            2


Incorporation of Certain
   Documents by Reference......            2

The Company....................            4

Use of Proceeds................            8

Selling                                    8
Shareholder....................

Plan of Distribution...........            9

Description of Securities to be
   Registered..................           10

Legal Matters...................          11

Experts.........................          11


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                                 425,000 Shares







                            SIRCO INTERNATIONAL CORP.







                                  Common Stock








                                 ---------------

                                   PROSPECTUS
                                 ---------------







                               ___________ , 1997






--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          Other Expenses of Issuance and Distribution.

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:


               Registration Fee....................................  $     513
               Legal Fees and Expenses.............................     10,000
               Accounting Fees and Expenses........................      5,000
               Miscellaneous.......................................        487
                                                                     ---------

                                    Total                            $  16,000


ITEM 15.          Indemnification of Directors and Officers

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a
"derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

         Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

         Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

               Exhibit No.                      Description
               -----------                      -----------

                  5               Opinion of Pryor, Cashman, Sherman & Flynn

                  23.1 Consent of Pryor, Cashman, Sherman & Flynn (included as part of Exhibit 5.1)

                  23.2            Consent of Nussbaum Yates & Wolpow, P.C.

                  23.3            Consent of Ernst & Young LLP

                  23.4            Consent of Deloitte & Touche

                  24 Powers of Attorney (included in the signature page of this Registration Statement)

Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   Registration
                  Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on this 26th day of November, 1997.

                                                   SIRCO INTERNATIONAL CORP.


                                                   By: /s/ Joel Dupre
                                                       --------------
                                                       Joel Dupre
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Joel Dupre, Eric M. Hellige and Paul H. Riss, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Dated: November 26, 1997                             /s/ Joel Dupre
                                                     --------------
                                                     (Joel Dupre)
                                                     Chairman of the Board and
                                                     Chief Executive Officer


Dated: November 26, 1997                             /s/ Paul H. Riss
                                                     ----------------
                                                     (Paul H. Riss)
                                                     Chief Financial Officer and
                                                     Treasurer


Dated: November 26, 1997                             /s/ Eric M. Hellige
                                                     -------------------
                                                     (Eric M. Hellige)
                                                     Secretary


Dated: November 26, 1997                             /s/ Eric Smith
                                                     --------------
                                                     (Eric Smith)
                                                      Director


Dated: November 26, 1997                             /s/ Barrie Sommerfield
                                                     ----------------------
                                                     (Barrie Sommerfield)
                                                      Director